Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2007

NEWS CORPORATION REPORTS RECORD FULL YEAR

OPERATING INCOME OF $4.45 BILLION; GROWTH OF 15%

OVER FISCAL 2006

FULL YEAR EARNINGS PER SHARE FROM CONTINUING

OPERATIONS INCREASES 24% TO $1.08; CASH FROM

OPERATIONS OF $4.1 BILLION

FOURTH QUARTER OPERATING INCOME GROWS 18% TO $1.2

BILLION ON REVENUE GROWTH OF 9%

FULL YEAR FINANCIAL HIGHLIGHTS

•	15% operating income growth driven by record results at Filmed Entertainment, Cable Network Programming, Magazines and Inserts and Direct Broadcast Satellite segments.

•	Filmed Entertainment delivers operating income contribution of $1.2 billion, up 12%, on strong theatrical release slate and continued success of film and television home entertainment titles.

•

Cable Network Programming operating income up 26% on affiliate revenue growth at the Fox News Channel, the FX Network and the Regional Sports Networks and increased contributions from the Fox International Channels.

•

SKY Italia generates operating income of $221 million, an improvement of $182 million versus a year ago, reflecting net subscriber additions of 368,000 over the past 12 months as the subscriber base expands to 4.2 million.

•

Print businesses aggregate operating income increases 16% on strength of free-standing inserts and in-store marketing products at Magazines and Inserts. Newspaper segment comparisons benefit from a $99 million redundancy provision taken in prior year’s second quarter results.

•	Fox Interactive Media achieves first year of profitability on strength of advertising and search revenue growth at MySpace.

FULL YEAR STRATEGIC HIGHLIGHTS

•	Purchased nearly $1.3 billion of stock under the authorized $6.0 billion stock repurchase program bringing total purchases to $3.9 billion.

•

Entered into an agreement with Liberty Media Corporation to acquire Liberty’s 16.3 percent interest in News Corporation (approximately 325 million shares of Class A Common Stock and 188 million shares of Class B Common Stock) in exchange for the Company’s interest in The DIRECTV Group, three Regional Sports Networks and approximately $588 million of cash.

•	Completed sale of investment in Sky Brasil, a Brazilian DTH platform, for $302 million, and a portion of investment in Phoenix Satellite Television Holdings for approximately $164 million.

•	Announced plan to sell nine television stations and explore strategic options for the News Outdoor Group.

NEW YORK, NY, August 8, 2007 – News Corporation (NYSE: NWS, NWSA; ASX: NWS, NWSLV) today reported fourth quarter net income from continuing operations of $890 million ($0.28 per share on a diluted combined basis1) an increase of $172 million or 24% from the $718 million ($0.23 per share on a diluted combined basis1) reported in the fourth quarter a year ago. The year-on-year growth primarily reflects increased consolidated operating income partially offset by a decrease in Other income, primarily from the unrealized change in fair value of certain outstanding exchangeable debt securities.

For the full year, net income from continuing operations was $3.4 billion ($1.08 per share on a diluted combined basis1), an increase of $614 million, or 22%, from the $2.8 billion ($0.87 per share on a diluted combined basis1) reported in fiscal 2006. The full year results primarily reflect increased consolidated operating income, higher equity earnings of affiliates and an increase in Other income, which mainly includes gains from the sale of Sky Brasil and Phoenix Satellite Television Holdings partially offset by a decrease from the unrealized change in fair value of certain outstanding exchangeable debt securities.

Fourth quarter consolidated operating income of $1.2 billion increased 18% over the $1.0 billion reported a year ago on revenues of $7.4 billion, up 9% from the $6.8 billion reported in the fourth quarter of fiscal 2006. The year-on-year operating income growth for the quarter was primarily driven by double-digit percentage increases at the Cable Network Programming, Direct Broadcast Satellite Television, Magazine and Inserts and Newspaper segments.

Record full year operating income of $4.45 billion increased 15% over the $3.9 billion reported a year ago on revenues of $28.7 billion, up 13% from the $25.3 billion reported in fiscal 2006. The full year operating income growth was led by record contributions from the Filmed Entertainment, Cable Network Programming, Direct Broadcast Satellite, and Magazines and Inserts segments and by a $136 million improvement at the Newspaper segment.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“News Corporation once again delivered robust financial results in fiscal 2007 with our fifth consecutive year of record profits on double-digit revenue and operating income growth. While we continued to benefit from the strength of our traditional assets, we also generated significant financial momentum across our developing platforms, including $221 million of profits at SKY Italia, continued growth at our international cable channels and the first full year of profitability at Fox Interactive Media. The continued expansion of these assets and the further evolution of our traditional businesses in the digital world will pave the way for sustained growth in the years to come.

“We also took several strategic steps during the year which we expect will unlock increased value for our shareholders. We continued to be aggressive with our stock buyback program, repurchasing nearly $1.3 billion worth of shares. This

(1)	See supplemental financial data on page 14 for detail on earnings per share does not reflect the significant stock buyback that will take place when the Company’s deal with Liberty Media closes later this calendar year. In addition to the stock swap with Liberty for DIRECTV, we have also announced our intention to explore opportunities to divest our interest in several television stations, as well as News Outdoor. Our ability to capitalize on attractive valuations for these assets will further strengthen our balance sheet and, along with the momentum we are generating across our diverse asset base, provide additional financial flexibility heading into fiscal 2008.”

Consolidated Operating Income	3 Months Ended June 30,		12 Months Ended June 30,
	2007	2006	2007	2006
	US $ Millions
Filmed Entertainment	$106	$200	$1,225	$1,092
Television	385	403	962	1,032
Cable Network Programming	284	194	1,090	864
Direct Broadcast Satellite Television	155	84	221	39
Magazines and Inserts	81	65	335	307
Newspapers	203	170	653	517
Book Publishing	21	(6)	159	167
Other	(17)	(82)	(193)	(150)

Total Consolidated Operating Income	$1,218	$1,028	$4,452	$3,868

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported fourth quarter operating income of $106 million versus $200 million in the same period a year ago, which included strong theatrical results from Ice Age: The Meltdown. For the full year, record operating income of $1.2 billion increased 12% as compared with the $1.1 billion reported in fiscal 2006.

Current year fourth quarter film results were largely driven by the worldwide home entertainment success of Night at the Museum and the pay-tv availability of Ice Age: The Meltdown and X-Men: The Last Stand. The quarter also included the initial results and releasing costs for several successful theatrical releases, including Fantastic Four: Rise of the Silver Surfer, which has grossed over $240 million in worldwide box office to date, and Live Free or Die Hard, which has delivered over $320 million in worldwide box office since its June 27th release.

For the full year, record film results were primarily driven by the worldwide theatrical and home entertainment success of The Devil Wears Prada, Borat: Cultural Learnings of America for Make Benefit Glorious Nation of Kazakhstan, Night at the Museum and Little Miss Sunshine. Also contributing to this year’s results were the home entertainment and pay-tv availability of Ice Age: The Meltdown, X-Men: The Last Stand, Walk the Line and Fantastic Four.

Twentieth Century Fox Television (TCFTV) reported increased results for the fourth quarter and full year with continued momentum in home entertainment sales, most notably from Prison Break and 24. Additionally, several of TCFTV’s series have been nominated for Emmy awards, including Boston Legal, which was nominated for Outstanding Drama Series.

TELEVISION

The Television segment reported fourth quarter operating income of $385 million, a decrease of $18 million versus the same period a year ago, as increased contributions from the FOX Broadcasting Company were more than offset by losses from the first year of MyNetworkTV and lower results from Fox Television Stations and STAR. For the full year, higher contributions at the FOX Broadcasting Company and Fox Television Stations were more than offset by losses at MyNetworkTV and lower contributions from STAR.

At the FOX Broadcasting Company (FBC), fourth quarter and full year operating results improved significantly versus fiscal 2006 as higher pricing and increased volume drove primetime advertising revenue growth. The advertising growth was partially offset in the fourth quarter by higher prime-time programming costs on increased license fees for several returning series, including 24, American Idol and House, all of which contributed to FBC finishing as the top-rated network among Adults 18-49 this past broadcast season. In addition to the increased advertising revenues, full year operating income growth also reflects lower prime-time programming costs from the cancellation of several series included in prime-time a year ago. The full year results were partially offset by the impact of ratings softness for Major League Baseball’s post-season and increased National Football League programming costs.

Fox Television Stations’ (FTS) fourth quarter operating income decreased 5% from the same period a year ago as revenue growth from the FOX-affiliated stations was more than offset by lower revenues at the MyNetworkTV affiliated stations. For the full year, operating income increased 3% versus fiscal 2006 as higher political advertising revenues and the continued success of local news were partially offset by higher production costs from the local news expansion, spending on local station internet initiatives and lower contributions from the MyNetworkTV affiliated stations.

STAR’s fourth quarter and full year operating income decreased versus the comparable periods a year ago, as advertising and subscription revenue growth was more than offset by higher programming costs. The increased advertising revenues reflect the broadcast on STAR PLUS of Kaun Banega Crorepati 3, India’s version of Who Wants to Be a Millionaire, while subscription revenue growth was primarily driven by an increase in DTH subscribers in India.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported fourth quarter operating income of $284 million, an increase of $90 million over the fourth quarter a year ago, and record full year operating income of $1.1 billion, an increase of $226 million over fiscal 2006. The 46%

fourth quarter and the 26% full year growth reflects higher contributions from the Fox News Channel, the Regional Sports Networks (RSNs), the FX Network (FX) and the Fox International Channels.

The Fox News Channel (FNC) reported operating income growth of 41% for the fourth quarter and 33% for the full year, primarily from increased affiliate rates driving affiliate revenue growth. The fourth quarter also included higher advertising revenue on increased rates and additional volume as ratings increased in both prime-time and on a 24-hour basis. For the full year, FNC’s viewership was over 75% higher than its nearest competitor in primetime and nearly 60% higher on a 24-hour basis.

At our other cable channels (including the RSNs, FX, Fox International Channels and SPEED) operating profit increased 49% from last year’s fourth quarter results and 24% versus fiscal 2006. Higher contributions at the RSNs for both the fourth quarter and full year were primarily the result of increased affiliate rates and additional subscribers, as well as from advertising revenue growth. The increased revenues were partially offset by higher programming costs largely associated with broadcasting additional professional games. At FX, operating income growth in the fourth quarter and full year was driven primarily by lower programming expenses versus the prior year, which included NASCAR, as well as by increased affiliate revenues from higher rates and additional subscribers.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported fourth quarter operating income of $155 million, an increase of $71 million, or 85%, compared to a year ago and full year operating income of $221 million, growth of $182 million over the $39 million reported a year ago. The fourth quarter and full year improvements primarily reflect the addition of 368,000 net new subscribers over the past 12 months, bringing SKY Italia’s subscriber base to 4.2 million at year-end. The related revenue growth was partially offset in the fourth quarter and full year by increased programming costs associated with the larger subscriber base, as well as by higher costs associated with new channel offerings. These increased costs were mitigated by the absence of expenses associated with the FIFA World Cup which was broadcast in the fourth quarter a year ago. The full year results also include increased costs associated with broadcasting additional Series A and Series B soccer matches.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported fourth quarter operating income of $81 million, an increase of $16 million versus the $65 million reported in the quarter a year ago, and full year operating income of $335 million, an increase of $28 million over the $307 million reported in fiscal 2006. The 25% fourth quarter and 9% full year growth was primarily the result of increased demand for in-store marketing products and also from lower printing costs and increased page volume for free-standing inserts.

NEWSPAPERS

The Newspapers segment reported fourth quarter operating income of $203 million, an increase of $33 million compared with the same period a year ago, and full year operating income of $653 million, a $136 million increase versus fiscal 2006. The quarterly and full year increases reflect increased contributions from both the U.K. and Australian newspaper groups, which included favorable foreign currency fluctuations.

The U.K. newspaper group reported operating income growth in local currency terms for both the fourth quarter and full year as advertising and circulation revenue declines were more than offset by lower promotional and employee costs. Additionally, the full year improvement reflects the inclusion in the second quarter a year ago of a $99 million redundancy provision associated with the development of new color printing operations.

The Australian newspaper group reported a slight fourth quarter and full year operating income decline in local currency terms as advertising revenue growth was offset by increased newsprint and production costs. Advertising revenue gains were primarily driven by the strength of retail, real estate and employment advertising. The full year results also include a modest increase in circulation revenues on higher cover prices.

BOOK PUBLISHING

HarperCollins reported fourth quarter operating income of $21 million, an improvement of $27 million versus the fourth quarter of fiscal 2006. Full year operating income of $159 million declined $8 million from prior year results that included strong sales of The Chronicles of Narnia by C.S. Lewis. Current quarter results were led by sales of The Dangerous Book for Boys by Conn and Hal Iggulden and The Reagan Diaries by Ronald Reagan. In addition to these titles, full year results included strong sales of Marley and Me by John Grogan, The Measure of a Man by Sidney Poitier and Michael Crichton’s Next. During the fourth quarter, HarperCollins had 53 books on The New York Times bestseller list, including 8 titles that reached the number one spot, and for the full year HarperCollins had 128 books on The New York Times bestseller list, including 16 titles that reached the number one position.

OTHER ITEMS

A dividend of $0.06 per Class A share and a dividend of $0.05 per Class B share has been declared and is payable on October 17, 2007. The record date for determining dividend entitlements is September 12, 2007.

Following the end of the fiscal year, the Company entered into a definitive merger agreement with Dow Jones & Company to acquire all of the outstanding shares of Dow Jones in a transaction valued at approximately $5.6 billion. Members of the Bancroft family and related trusts owning approximately 37% of Dow Jones voting stock have agreed to vote their shares in favor of the transaction. The transaction is subject to approval by the Dow Jones stockholders, regulatory approvals and other customary closing conditions, and is expected to be completed in the fourth quarter of calendar 2007. The Company has agreed, upon closing of the transaction, to appoint a member of the Bancroft family or another mutually acceptable person to the Company’s Board of Directors.

In June 2007, the Company announced its plan to sell nine of its FOX network affiliated television stations as well as its intention to explore strategic options for the News Outdoor Group.

In April 2007, the previously announced share exchange agreement with Liberty Media Corporation was approved by News Corporation’s Class B common stockholders. Upon completion, Liberty will exchange its entire 16.3 percent interest in News Corporation (approximately 325 million shares of Class A Common Stock and 188 million shares of Class B Common Stock) for the Company’s entire interest in The DIRECTV Group, three Regional Sports Networks and $588 million of cash, subject to adjustment. The transaction remains subject to customary closing conditions including various regulatory approvals. Completion is expected during the second half of calendar 2007 and, when consummated, will be immediately accretive to News Corporation’s earnings per share.

In August 2006, the Company completed its previously announced sale of its investment in Sky Brasil, a Brazilian DTH platform, to The DIRECTV Group for $302 million, which was received in fiscal 2005. As a result of this transaction, the Company recognized a pre-tax gain of approximately $261 million, which is included in Other, net in the Consolidated Statement of Operations.

Also in August 2006, the Company sold a portion of its equity investment in Phoenix Satellite Television Holdings for approximately $164 million. The Company recognized a pre-tax gain of approximately $136 million on the sale, which is included in Other, net in the Consolidated Statement of Operations. The Company has retained a 17.6% stake in Phoenix after this transaction.

Effective July 1, 2005, the Company adopted, as required, Emerging Issues Task Force Topic No. D-108 (Topic D-108), which calls for the use of the direct value method, rather than the residual value method previously used by the Company, when performing the annual impairment test under SFAS 142. As a result, the Company recorded a noncash charge of $1.0 billion, net of tax, or $0.31 per share on a diluted combined basis, in fiscal 2006, to reduce the intangible balances attributable to its television stations’ FCC licenses. This charge has been reflected as a cumulative effect of accounting change, net of tax, in the Consolidated Statement of Operations for the twelve months ended June 30, 2006.

On June 13, 2005, the Company announced that its Board of Directors approved a stock repurchase program, under which the Company was authorized to acquire up to an aggregate of $3.0 billion in the Company’s Class A and Class B common stock. On May 10, 2006, the Board authorized an increase of that $3.0 billion buyback to $6.0 billion. As of August 8, 2007, the Company has purchased over $3.9 billion of stock under the program. We are committed to completing the remaining $2.1 billion of the buyback, but it may be suspended or discontinued at any time.

REVIEW OF EQUITY EARNINGS OF AFFILIATES’ RESULTS

Fourth quarter net earnings from affiliates were $272 million versus $278 million in the same period a year ago. For the full year, net earnings from affiliates were $1,019 million compared with earnings of $888 million in fiscal 2006. The full year improvement was primarily due to increased earnings from The DIRECTV Group as a result of subscriber growth and increased pricing, as well as from lower expenses from the set-top receiver lease program. The improvements at The DIRECTV Group were partially offset by the absence of equity earnings from Innova, sold in February 2006, and Sky Brasil, sold in August 2006. Additionally, the full year and fourth quarter results include increased costs associated with the launch of broadband at BSkyB.

The Company’s share of equity earnings of affiliates is as follows:

			3 Months Ended June 30,		12 Months Ended June 30,
	% Owned		2007	2006	2007	2006
			US $ Millions
BSkyB	39	%(a)(b)	$63	$83	$336	$369
Other affiliates	Various	(c)(b)	209	195	683	519

Total equity earnings of affiliates			$272	$278	$1,019	$888

(a)	Due to BSkyB’s stock repurchase program, News Corporation’s ownership in BSkyB increased to 39% as of June 30, 2007 from approximately 38% as of June 30, 2006.
(b)	Please refer to each respective companies’ earnings releases and SEC filings for detailed information.
(c)

Primarily comprised of The DIRECTV Group, Gemstar-TV Guide International, Fox Cable Networks affiliates, Sky Network Television Limited, Innova (through February 16, 2006) and Sky Brasil (through August 23, 2006).

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date results are as follows:

	12 Months Ended June 30,
	2007	2006
Australian Dollar/U.S. Dollar	0.79	0.75
U.K. Pounds Sterling/U.S. Dollar	1.93	1.78
Euro/U.S. Dollar	1.30	1.22

To receive a copy of this press release through the Internet, access News Corp.’s corporate Web site located at http://www.newscorp.com

Audio from News Corp.’s conference call with analysts on the fourth quarter and fiscal year results can be heard live on the Internet at 4:30 PM. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:

Reed Nolte, Investor Relations	Andrew Butcher, Press Inquiries
212-852-7092	212-852-7070

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended June 30,		12 Months Ended June 30,
	2007	2006	2007	2006
	US $ Millions (except per share amounts)
Revenues	$7,367	$6,782	$28,655	$25,327
Expenses:
Operating	4,645	4,477	18,645	16,593
Selling, general and administrative	1,255	1,056	4,655	3,982
Depreciation and amortization	242	214	879	775
Other operating charges	7	7	24	109

Operating income	1,218	1,028	4,452	3,868
Other income (expense):
Interest expense, net	(118)	(135)	(524)	(545)
Equity earnings of affiliates	272	278	1,019	888
Other, net	(134)	(49)	359	194

Income from continuing operations before income tax expense and minority interest in subsidiaries	1,238	1,122	5,306	4,405
Income tax expense	(328)	(381)	(1,814)	(1,526)
Minority interest in subsidiaries, net of tax	(20)	(23)	(66)	(67)

Income from continuing operations	890	718	3,426	2,812
Gain on disposition of discontinued operations, net of tax	—	134	—	515

Income before cumulative effect of accounting change	890	852	3,426	3,327
Cumulative effect of accounting change, net of tax	—	—	—	(1,013)

Net income	$890	$852	$3,426	$2,314

Basic earnings per share:
Income from continuing operations
Class A	$0.30	$0.24	$1.14	$0.92
Class B	$0.25	$0.20	$0.95	$0.77
Net income
Class A	$0.30	$0.28	$1.14	$0.76
Class B	$0.25	$0.24	$0.95	$0.63

Diluted earnings per share:
Income from continuing operations
Class A	$0.30	$0.24	$1.14	$0.92
Class B	$0.25	$0.20	$0.95	$0.77
Net income
Class A	$0.30	$0.28	$1.14	$0.76
Class B	$0.25	$0.24	$0.95	$0.63

CONSOLIDATED BALANCE SHEETS

	June 30, 2007	June 30, 2006
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$7,654	$5,783
Receivables, net	5,842	5,150
Inventories, net	2,039	1,840
Other	371	350

Total current assets	15,906	13,123

Non-current assets:
Receivables	437	593
Investments	11,413	10,601
Inventories, net	2,626	2,410
Property, plant and equipment, net	5,617	4,755
Intangible assets, net	11,703	11,446
Goodwill	13,819	12,548
Other non-current assets	822	1,173

Total non-current assets	46,437	43,526

Total assets	$62,343	$56,649

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$355	$42
Accounts payable, accrued expenses and other current liabilities	4,545	4,047
Participations, residuals and royalties payable	1,185	1,007
Program rights payable	940	801
Deferred revenue	469	476

Total current liabilities	7,494	6,373

Non-current liabilities:
Borrowings	12,147	11,385
Other liabilities	3,319	3,536
Deferred income taxes	5,899	5,200
Minority interest in subsidiaries	562	281
Commitments and contingencies

Stockholders’ Equity:
Class A common stock, $0.01 par value per share	21	22
Class B common stock, $0.01 par value per share	10	10
Additional paid-in capital	27,333	28,153
Retained earnings and accumulated other comprehensive income	5,558	1,689

Total stockholders’ equity	32,922	29,874

Total liabilities and stockholders’ equity	$62,343	$56,649

CONSOLIDATED STATEMENTS OF CASH FLOWS

	12 Months Ended June 30,
	2007	2006
	US $ Millions
Operating activities:
Net income	$3,426	$2,314
Gain on disposition of discontinued operations, net of tax	—	(515)
Cumulative effect of accounting change, net of tax	—	1,013

Income from continuing operations	3,426	2,812
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	879	775
Amortization of cable distribution investments	77	103
Equity earnings of affiliates	(1,019)	(888)
Cash distributions received from affiliates	255	233
Other, net	(359)	(194)
Minority interest in subsidiaries, net of tax	66	67
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(169)	(765)
Inventories, net	(360)	(508)
Accounts payable and other liabilities	1,314	1,622

Net cash provided by operating activities	4,110	3,257

Investing activities:
Property, plant and equipment, net of acquisitions	(1,308)	(976)
Acquisitions, net of cash acquired	(1,059)	(1,989)
Investments in equity affiliates	(121)	(89)
Other investments	(328)	(28)
Proceeds from sale of investments and other non-current assets	740	412
Proceeds from disposition of discontinued operations	—	610

Net cash used in investing activities	(2,076)	(2,060)

Financing activities:
Borrowings	1,196	1,159
Repayment of borrowings	(198)	(865)
Issuance of shares	392	232
Repurchase of shares	(1,294)	(2,027)
Dividends paid	(369)	(431)

Net cash used in financing activities	(273)	(1,932)

Net increase (decrease) in cash and cash equivalents	1,761	(735)
Cash and cash equivalents, beginning of year	5,783	6,470
Exchange movement on opening cash balance	110	48

Cash and cash equivalents, end of year	$7,654	$5,783

SEGMENT INFORMATION

	3 Months Ended June 30,		12 Months Ended June 30,
	2007	2006	2007	2006
	US $ Millions
Revenues

Filmed Entertainment	$1,454	$1,785	$6,734	$6,199
Television	1,434	1,343	5,705	5,334
Cable Network Programming	1,095	934	3,902	3,358
Direct Broadcast Satellite Television	865	749	3,076	2,542
Magazines and Inserts	275	258	1,119	1,090
Newspapers	1,196	1,058	4,486	4,095
Book Publishing	295	256	1,347	1,312
Other	753	399	2,286	1,397

	$7,367	$6,782	$28,655	$25,327

Operating Income

Filmed Entertainment	$106	$200	$1,225	$1,092
Television	385	403	962	1,032
Cable Network Programming	284	194	1,090	864
Direct Broadcast Satellite Television	155	84	221	39
Magazines and Inserts	81	65	335	307
Newspapers	203	170	653	517
Book Publishing	21	(6)	159	167
Other	(17)	(82)	(193)	(150)

	$1,218	$1,028	$4,452	$3,868

NOTE 1 - SUPPLEMENTAL EARNINGS PER SHARE DATA

Earnings per share is presented on a combined basis as the Company will not be required to present the two class method beginning in fiscal 2008. Currently under US GAAP, earnings per share is computed individually for the Class A and Class B shares. Class A non-voting shares carry rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders is allocated between our two classes of common stock. The allocation between classes was based upon the two-class method. Earnings per share by class and by total weighted average shares outstanding (Class A and Class B combined) is as follows:

	3 Months Ended June 30,		12 Months Ended June 30,
	2007	2006	2007	2006
Basic earnings per share:
Income from continuing operations
Class A	$0.30	$0.24	$1.14	$0.92
Class B	$0.25	$0.20	$0.95	$0.77
Total	$0.28	$0.23	$1.09	$0.88
Gain on disposition of discontinued operations, net of tax
Class A	$—	$0.04	$—	$0.17
Class B	$—	$0.04	$—	$0.14
Total	$—	$0.04	$—	$0.16
Income before cumulative effect of accounting change
Class A	$0.30	$0.28	$1.14	$1.09
Class B	$0.25	$0.24	$0.95	$0.91
Total	$0.28	$0.27	$1.09	$1.04
Cumulative effect of accounting change, net of tax
Class A	$—	$—	$—	$(0.33)
Class B	$—	$—	$—	$(0.28)
Total	$—	$—	$—	$(0.32)
Net income
Class A	$0.30	$0.28	$1.14	$0.76
Class B	$0.25	$0.24	$0.95	$0.63
Total	$0.28	$0.27	$1.09	$0.72

Diluted earnings per share:
Income from continuing operations
Class A	$0.30	$0.24	$1.14	$0.92
Class B	$0.25	$0.20	$0.95	$0.77
Total	$0.28	$0.23	$1.08	$0.87
Gain on disposition of discontinued operations, net of tax
Class A	$—	$0.04	$—	$0.17
Class B	$—	$0.04	$—	$0.14
Total	$—	$0.04	$—	$0.16

Income before cumulative effect of accounting change
Class A	$0.30	$0.28	$1.14	$1.09
Class B	$0.25	$0.24	$0.95	$0.91
Total	$0.28	$0.27	$1.08	$1.03
Cumulative effect of accounting change, net of tax
Class A	$—	$—	$—	$(0.33)
Class B	$—	$—	$—	$(0.28)
Total	$—	$—	$—	$(0.31)
Net income
Class A	$0.30	$0.28	$1.14	$0.76
Class B	$0.25	$0.24	$0.95	$0.63
Total	$0.28	$0.27	$1.08	$0.72
Weighted average shares outstanding (diluted), in millions:
Class A	2,177	2,189	2,191	2,216
Class B	987	987	987	1,012

Total	3,164	3,176	3,178	3,228

NOTE 2 - OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended June 30,		12 Months Ended June 30,
	2007	2006	2007	2006
	US $ Millions
Operating income	$1,218	$1,028	$4,452	$3,868
Depreciation and amortization	242	214	879	775
Amortization of cable distribution investments	21	25	77	103

Operating income before depreciation and amortization	$1,481	$1,267	$5,408	$4,746

	For the Three Months Ended June 30, 2007 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$106	$23	$—	$129
Television	385	25	—	410
Cable Network Programming	284	14	21	319
Direct Broadcast Satellite Television	155	51	—	206
Magazines and Inserts	81	2	—	83
Newspapers	203	77	—	280
Book Publishing	21	2	—	23
Other	(17)	48	—	31

Consolidated Total	$1,218	$242	$21	$1,481

	For the Three Months Ended June 30, 2006 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$200	$22	$—	$222
Television	403	22	—	425
Cable Network Programming	194	13	25	232
Direct Broadcast Satellite Television	84	51	—	135
Magazines and Inserts	65	2	—	67
Newspapers	170	67	—	237
Book Publishing	(6)	2	—	(4)
Other	(82)	35	—	(47)

Consolidated Total	$1,028	$214	$25	$1,267

	For the Twelve Months Ended June 30, 2007 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$1,225	$85	$—	$1,310
Television	962	93	—	1,055
Cable Network Programming	1,090	56	77	1,223
Direct Broadcast Satellite Television	221	191	—	412
Magazines and Inserts	335	8	—	343
Newspapers	653	284	—	937
Book Publishing	159	8	—	167
Other	(193)	154	—	(39)

Consolidated Total	$4,452	$879	$77	$5,408

	For the Twelve Months Ended June 30, 2006 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$1,092	$85	$—	$1,177
Television	1,032	88	—	1,120
Cable Network Programming	864	51	103	1,018
Direct Broadcast Satellite Television	39	172	—	211
Magazines and Inserts	307	7	—	314
Newspapers	517	263	—	780
Book Publishing	167	7	—	174
Other	(150)	102	—	(48)

Consolidated Total	$3,868	$775	$103	$4,746